Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Financial Guaranty Insurance Company:

We consent to the use of our report dated February 14, 2003 on the predecessor basis financial statements of Financial Guaranty Insurance Company as of December 31, 2002, and for each of the years in the two-year period ended December 31, 2002 included in the Form 8-K of Entergy New Orleans, Inc. (the "Registrant") which is incorporated by reference in the registration statement (No. 333-113586) and in the prospectus supplement relating to the Entergy New Orleans, Inc. Insured Quarterly First Mortgage Bonds, 5.60% Series due September 1, 2024 and to the reference to our firm under the heading "Experts" in the prospectus supplement.

/s/ KPMG LLP
KPMG LLP

New York, New York
August 18, 2004